EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Universal Security Instruments, Inc. and Subsidiary on Form S-8 (File No. 333-182633) of our report dated September 28, 2016, with respect to our audit of the consolidated financial statements of Universal Security Instruments, Inc. and Subsidiary as of March 31, 2016 and for the year then ended, which report is included in this Annual Report on Form 10-K of Universal Security Instruments, Inc. and Subsidiary for the year ended March 31, 2016.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

September 28, 2016